SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COBRA ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6500 West Cortland Street	Chicago, Illinois 60707	773-889-8870	Fax: 773-889-1678

Notice of Annual Meeting of Shareholders

To Be Held on May 11, 2004

To	the Shareholders:

The Annual Meeting of Shareholders of Cobra Electronics Corporation (the “Company”) will be held at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 11, 2004 at 11:00 a.m. to:

1.	Elect three Class III directors of the Company to hold office until the 2007 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 2, 2004 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

A copy of the Summary Annual Report for the year ended December 31, 2003, a Proxy Statement and proxy card accompany this notice.

By order of the Board of Directors,

GERALD M. LAURES

Secretary

Chicago, Illinois

April 8, 2004

COBRA ELECTRONICS CORPORATION

6500 West Cortland Street

Chicago, Illinois 60707

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 11, 2004

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the “Company”) to be voted at the Company’s 2004 Annual Meeting of Shareholders to be held on Tuesday, May 11, 2004 at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 2003 Summary Annual Report were first mailed to shareholders on or about April 8, 2004.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on April 2, 2004 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,444,815 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2004 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee’s name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class III directors.

A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the “non-voted shares”). Non-voted shares will be considered shares not present and entitled to vote on the matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the three persons receiving the greatest number of votes will be elected to serve as Class III directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The

Board of Directors has determined that all Board members, excluding James R. Bazet and Carl Korn, are independent under the listing standards of the NASDAQ Stock Market. The terms of three of the present directors will expire at the 2004 Annual Meeting of Shareholders. Mr. William P. Carmichael, director, Mr. Carl Korn, Chairman of the Board, and Mr. Ian R. Miller, director, have been nominated for election as Class III directors for three-year terms expiring at the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified.

Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of William P. Carmichael, Carl Korn and Ian R. Miller. If on account of death or unforeseen contingencies, any of Messrs. Carmichael, Korn or Miller should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class III director by the directors of the Company. The Company has no reason to believe that any Class III nominee will be unable to serve if elected.

The names of the Company’s directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees	Age	Principal Occupation
James R. Bazet, Class I (Term expiring in 2005)	56	President and Chief Executive Officer of the Company, January 1998 to present. Director since May 1997.

William P. Carmichael, Class III (Nominee, term, if elected, expiring in 2007)	60	Director of Nations Government Income Term Trust 2004, The Balanced Target Maturity Fund and Hatteras Income Securities, Inc. since August 2003; Director of The Finish Line since July 2003; Director of Rayovac Corporation since August 2002; Trustee of Nations Funds since 1999; and Senior Managing Director of Succession Fund from 1998 to 2001. Director since 1994.

James W. Chamberlain, Class II (Term expiring in 2006)	57	President, Ryobi North America Inc., August 2000 to present; Senior Vice President & General Manager, Ryobi Finance Corporation, April 1998 to present. Director since October 1999.

Henry G. Chiarelli, Class II (Term expiring in 2006)	50	Vice President/Division Manager, CompUSA Inc., 2003 to present; Senior Consultant, Morton Retail Group, 2001 to 2003; President, RadioShack.com, 1999–2001; Senior Vice President of Strategic Planning, RadioShack Corporation, 1998–1999. Director since May 2002.

Carl Korn, Class III (Nominee, term, if elected, expiring in 2007)	82	Chairman of the Board of the Company, 1961 to present; President and Chief Executive Officer of the Company, 1961–1985. Director since 1961.

Ian R. Miller, Class III (Nominee, term, if elected, expiring in 2007)	53	Founder/Owner, The Brand Practice LLC, business/marketing/branding strategy experts, August 2001 to present; Executive Vice President, MarchFirst, Inc., August 2000 to August 2001; President, Consumer Food Worldwide Division, Monsanto Corporation, 1996–1999. Director since February 2000.

Barry S. Rosenstein, Class I (Term expiring in 2005)	45	Founder and Managing Partner, JANA Partners LLC, 2001 to present; Co-founder and Managing Partner, Sagaponack Partners L.P., 1996 to present; Director of UST Liquidating Corporation since May 1997 and Marisa Christina, Inc. since October 1994. Director since February 2003.

Harold D. Schwartz, Class I (Term expiring in 2005)	78	President, Chez & Schwartz, Inc., marketing and sales consultants, 1973 to present. Director since 1983.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company held seven meetings during fiscal year 2003. Each member of the Board of Directors, except Mr. Rosenstein, attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has five committees: the Audit Committee, the Finance Committee, the Compensation Committee, the Stock Option Plan Committee and the Nominating and Governance Committee. It is the Company’s policy to encourage Board members to attend the Company’s annual meeting of shareholders. Each Board member attended the Company’s annual meeting held on May 13, 2003, except for Mr. Rosenstein.

The members of the Audit Committee are: Harold D. Schwartz (Chairman), William P. Carmichael and James W. Chamberlain. The functions of the Audit Committee are described below in the Audit Committee Report. Its duties include, among other things, engagement of the Company’s independent auditor, review of the Company’s financial statements and review of audit results. The Audit Committee met six times during fiscal year 2003.

The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet, James W. Chamberlain and Barry S. Rosenstein. The Finance Committee reviews and recommends financing plans and agreements. The Finance Committee met two times during fiscal year 2003.

The members of the Compensation Committee are: Ian R. Miller (Chairman), William P. Carmichael and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company’s executive officers, except for options issued under the Company’s stock option plans. The Compensation Committee met once during fiscal year 2003.

The members of the Stock Option Plan Committee are: James W. Chamberlain (Chairman), Harold D. Schwartz and Henry G. Chiarelli. The Stock Option Plan Committee administers the Company’s stock option plans. The Stock Option Plan Committee met once during fiscal year 2003.

The members of the Governance and Nominating Committee are William P. Carmichael (Chairman), Henry G. Chiarelli and Ian R. Miller. The Governance and Nominating Committee will consider candidates for director that are suggested by shareholders. Each of the members of the Governance and Nominating Committee is independent as such term is defined in the listing standards of the NASDAQ Stock Market. The Governance and Nominating Committee is governed by a written charter adopted by the Board, a copy of which is attached to this proxy statement as Exhibit B. The Governance and Nominating Committee met two times during fiscal year 2003.

NOMINATION OF DIRECTORS

It is the policy of the Governance and Nominating Committee to consider candidates for director that are recommended by stockholders. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the directors duties to the Company and its stockholders.

In identifying and evaluating nominees for director, the Committee takes into account the applicable requirements for directors under the Exchange Act and the listing standards of the NASDAQ Stock Market. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including the nominee’s judgment, skill, integrity, diversity, and business or other experience. The Committee may (but is not required to) consider candidates suggested by management or other members of the Board. The Committee evaluates candidates recommended for director by stockholders in the same way it evaluates any other nominee. The Committee may from time to time (but is not required to) hire consultants or third party search firms to help the Committee identify and/or evaluate potential nominees.

In order to recommend a candidate, in accordance with the requirements of the Company’s By-Laws, stockholders must submit the individual’s name and qualifications in writing to the Committee (in care of the Chairman at the Company’s principal office).

COMMUNICATIONS WITH THE BOARD

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director. A stockholder may contact the Board of Directors or an individual director by writing to their attention at the Company’s principal executive offices at Cobra Electronics Corporation, 6500 West Cortland Street, Chicago, Illinois 60707.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s Board of Directors, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer) and employees. The Company encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. A copy of the Company’s Code of Business Conduct and Ethics is posted on our website at www.cobra.com.

COMPENSATION OF DIRECTORS

Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Messrs. Carmichael, Chamberlain, Chiarelli, Miller, Rosenstein and Schwartz, who are not employees of the Company, receive annual retainers of $12,000 and a fee of $1,500 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. In addition, Messrs. Carmichael, Chamberlain, Miller and Schwartz, each of whom serves as chairman of one or more committees of the Board, receives a $1,000 annual retainer for each committee chairmanship. Directors also receive non-retainer equity compensation periodically in the form of a stock option grant. The number of options granted, if any, is determined annually. In 2003, no directors were granted options. At the present time, Mr. Bazet receives no additional compensation for serving on the Board or any of its committees.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2004, of each of the Company’s directors and director nominees, each person named in the summary compensation table below and the Company’s directors, director nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock
James R. Bazet	477,850	(2)	7.4%
William P. Carmichael	23,000	(3)	*
James W. Chamberlain	8,000	(4)	*
Henry G. Chiarelli	500	(5)	*
Carl Korn	280,513	(6)	4.4%
Gerald M. Laures	84,400	(7)	1.3%
Ian R. Miller	3,000	(8)	*
Anthony A. Mirabelli	45,432	(9)	*
Barry S. Rosenstein	632,580	(10)	9.9%
Harold D. Schwartz	27,354	(11)	*
Michael Smith	97,250	(12)	1.5%
All directors, director nominees and executive officers as a group (11 persons)	1,679,879	(13)	26.2%

*	Less than 1% of the outstanding Common Stock.
(1)	Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2)	The amount includes 403,900 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options. Mr. Bazet’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(3)	The amount includes 3,000 shares, which Mr. Carmichael may acquire pursuant to the exercise of stock options.
(4)	The amount includes 3,000 shares, which Mr. Chamberlain may acquire pursuant to the exercise of stock options.
(5)	The amount represents shares that Mr. Chiarelli may acquire pursuant to the exercise of stock options.
(6)	The amount includes 3,000 shares, which Mr. Korn may acquire pursuant to the exercise of stock options and 277,513 shares owned by Korn Portfolio Limited Partnership, a Delaware limited partnership, of which Mr. Korn is a general partner. Mr. Korn’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(7)	The amount includes 10,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.
(8)	The amount represents 3,000 shares, which Mr. Miller may acquire pursuant to the exercise of stock options.
(9)	The amount includes 44,432 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options.
(10)	The amount represents shares owned by JANA Partners LLC for which Mr. Rosenstein is Founder and Managing Partner. Mr. Rosenstein’s address is 536 Pacific Avenue, San Francisco, California 94133.
(11)	The amount includes the following: 20,195 shares owned by Harold D. Schwartz Rollover IRA, as to which Mr. Schwartz is the sole beneficiary; 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder; 4,000 shares owned by a trust controlled by his wife, all of which he disclaims beneficial ownership; and 3,000 shares which Mr. Schwartz may acquire pursuant to the exercise of stock options.
(12)	The amount includes 96,250 shares, which Mr. Smith may acquire pursuant to the exercise of stock options.
(13)	The amount includes 570,082 shares, which directors and executive officers may acquire pursuant to the exercise of stock options.

To the knowledge of the Company, as of December 31, 2003, other than Mr. Korn and Mr. Bazet, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
JANA Partners LLC 536 Pacific Avenue San Francisco, CA 94133	632,580	(1)	9.9%

FMR Corporation 82 Devonshire Street Boston, MA 02109-3614	612,600	(1)	9.5%

Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019	490,700	(1)	7.6%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	408,850	(1)	6.4%

Fifth Third Bancorp Fifth Third Center Cincinnati, OH 45263	355,154	(2)	5.5%

Eliot Rose Asset Management LLC 10 Weybosset Street, Suite 401 Providence, RI 02903	342,250	(1)	5.3%

(1)	Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2)	Beneficial ownership includes sole investment power as to the shares indicated, and sole voting power as to 300,154 shares and shared voting power as to 55,000 shares.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2003, 2002 and 2001 for (i) the chief executive officer of the Company and (ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during 2003 (the “Named Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs	All Other Compensation ($)(1)
James R. Bazet	2003	425,827	78,564	–0–	9,000
President and Chief	2002	410,654	76,644	–0–	9,000
Executive Officer	2001	395,654	206,974	–0–	10,200

Gerald M. Laures	2003	183,366	22,479	–0–	7,911
Vice President—Finance	2002	178,500	–0–	–0–	8,349
and Corporate Secretary	2001	170,100	35,721	–0–	9,539

Anthony A. Mirabelli	2003	237,785	27,697	–0–	9,000
Senior Vice President,	2002	230,000	–0–	–0–	8,911
Marketing and Sales	2001	218,000	53,280	–0–	10,200

Michael Smith	2003	224,731	26,184	10,000	9,000
Senior Vice President and Chief	2002	212,769	–0–	75,000	8,346
Financial Officer	2001	174,750	70,950	75,000	8,132

(1)	Represents the Company’s contributions under its profit sharing and 401(k) plan.

STOCK OPTION GRANTS IN 2003

Shown below is information with respect to grants during 2003 to the Named Officers of options to purchase Common Stock. No stock appreciation rights (“SARs”) were granted in 2003.

						Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Securities Underlying Options/ SARs Granted (#)		Percent of Total Options/ SARs Granted to Employees in 2002	Exercise or Base Price ($/share)	Expiration Date	5%($)	10%($)
Michael Smith	10,000	(1)	87%	7.15	1/14/2013	44,970	113,950

(1)	Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

AGGREGATED OPTION EXERCISES IN 2003 AND

YEAR-END OPTION VALUES

Shown below is information with respect to options exercised during fiscal year 2003 and unexercised options to purchase Common Stock held by the Named Officers.

			Number of Securities Underlying Unexercised Options At December 31, 2003 (#)		Value of Unexercised In- The-Money Options At December 31, 2003 ($)(1)(2)
Name	Number of Shares Underlying Options Exercised (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Bazet	—	—	403,900	25,000	880,633	32,500
Gerald M. Laures	—	—	10,000	—	—	—
Anthony A. Mirabelli	—	—	44,432	—	29,992	—
Michael Smith	—	—	56,250	103,750	46,781	70,281

(1)	No SARs were outstanding as of December 31, 2003.
(2)	Based on the closing price on the NASDAQ Stock Market on December 31, 2003.

REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

The Compensation Committee administers the Company’s various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company’s stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company’s stock option plans.

The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company’s executive officers and key employees with that of the Company’s shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company’s policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company’s executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Bazet, the terms of his employment agreement dated May 11, 1999; (f) in the case of Mr. Mirabelli, the terms of his employment agreement dated January 31, 1997 and amended on April 22, 1999; and (g) in the case of Mr. Smith, the terms of his employment agreement dated January 8, 2003.

Mr. Bazet’s salary and bonus are determined pursuant to his employment agreement. During the period commencing August 1, 2002 and ending July 31, 2003, Mr. Bazet’s annual salary was $420,000. During the period commencing August 1, 2003 and ending July 31, 2004, Mr. Bazet will receive an annual salary of $435,000. Mr. Bazet’s employment agreement provides that he will be paid an annual bonus of 2.5% of the Company’s pretax operating profit. Accordingly, Mr. Bazet’s bonus in respect to 2003 was $78,564.

Mr. Mirabelli’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli’s annual salary is determined by the Compensation Committee, with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified pre-tax income targets under the Approved Profit Plan relating to that year. Mr. Mirabelli’s annual salary was $237,785 for the period from January 1, 2003 to December 31, 2003. Mr. Mirabelli’s bonus in respect to 2003 was $27,697.

Mr. Smith’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Smith’s annual salary for the period from January 31, 2003 to February 1, 2004 is $225,000, with an annual bonus targeted at 35% of his salary for any year during which certain agreed upon criteria are satisfied. Mr. Smith’s bonus in respect to 2003 was $26,184.

Mr. Laures’ base salary is set at competitive levels. His salary increase and bonus are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee assigns specific weights to both Company and individual performance goals.

The Stock Option Plan Committee may grant options to purchase Common Stock under the Company’s stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase Common Stock under all other stock incentive plans. The exercise price of each option granted is equal to 100% of the fair market value of the shares on the date of grant and options granted are exercisable commencing twelve months after the grant date, in an amount equal to 25% of the total number of shares covered during each successive twelve-month period with option terms generally of 10 years, but could be less at the committee’s discretion. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company’s shareholders. In fiscal year 2003, pursuant to the terms of his employment agreement, Mr. Smith received options to purchase 10,000 shares at the exercise price of $7.15 per share.

The foregoing report has been furnished by:

Stock Option Plan Committee:	Compensation Committee:
Mr. Chamberlain (Chairman)	Mr. Miller (Chairman)
Mr. Chiarelli	Mr. Carmichael
Mr. Schwartz	Mr. Schwartz

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors (the “Board”). The Audit Committee consists of three independent directors as defined in the listing standards of the NASDAQ Stock Market. Its duties and responsibilities are set forth in a written charter (the “Audit Committee Charter”) adopted by the Board. The Audit Committee Charter is attached to this proxy statement as Exhibit A.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2003;

•	discussed with representatives of Grant Thornton LLP (the “Independent Auditor”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board, Independence Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with the Independent Auditor its independence from the Company and management;

•	considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence; and

•	designated an audit committee financial expert, Mr. Carmichael.

Mr. Carmichael is qualified as an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The Audit Committee:

Mr. Schwartz (Chairman)

Mr. Carmichael

Mr. Chamberlain

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the five-year period, December 31, 1998 to December 31, 2003, with the percentage change in the cumulative total return for the Russell 2000 Index (the “Russell Index”), and two peer groups of companies selected by the Company (the “New Peer Group” and “Original Peer Group”).

Companies used to construct the New Peer Group index are Boston Acoustics Incorporated, Koss Corporation and Audiovox Corporation. Koss Corporation and Audiovox Corporation, the two remaining Original Peer Group members, are shown by themselves on the Performance Graph. Recoton Corporation was deleted from the Original Peer Group because its stock is no longer publicly traded. In selecting companies for the peer groups, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company’s in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume. The returns of each of the companies in the peer groups have been weighted according to their respective stock market capitalizations at the beginning of each period for which a return is indicated.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG COBRA ELECTRONICS, THE RUSSELL 2000 INDEX,

THE ORIGINAL PEER GROUP AND THE NEW PEER GROUP

*	$100 invested on 12/31/98 in stock or index—including reinvestment of dividends.
Fiscal year ending December 31.

The graph assumes $100 invested on December 31, 1998 in each of the Company’s Common Stock, the New Peer Group, the Original Peer Group and the Russell 2000 Index and in the case of the New Peer Group and the Original Peer Group, a reweighting of the portfolio annually, based on market capitalization of the individual companies. The graph was plotted using the following data:

	1998	1999	2000	2001	2002	2003
Cobra	$100.00	$105.34	$117.33	$133.97	$139.52	$161.07
New Peer Group	100.00	236.03	110.71	98.66	128.27	150.33
Original Peer Group	100.00	410.33	160.17	145.97	200.58	243.72
Russell 2000	100.00	121.26	117.59	120.52	95.83	141.11

EMPLOYMENT AGREEMENTS

James R. Bazet Employment Agreement and Deferred Compensation Plan. The Company has an employment agreement with Mr. Bazet for a term ending December 31, 2004. Mr. Bazet’s current annual salary under the agreement is $435,000 plus an allowance for perquisites of not more than $15,000 annually. He is entitled to an annual bonus equal to 2.5% of the Company’s operating profit (before taxes), subject to adjustment for certain non-ordinary course transactions. All of Mr. Bazet’s stock options will be exercisable in full in the event of a change of control of the Company. The agreement also provides for the Executive Deferred Compensation Plan and related trust described below.

Mr. Bazet will be entitled to receive severance payments equal to his salary and health and dental insurance benefits through the original term of the agreement (or, if longer, six months) if the Company terminates his employment for any reason other than for cause or if the Company does not timely notify Mr. Bazet of its intention not to renew his employment. He would also be entitled to receive his bonus for the then current fiscal year. Mr. Bazet would receive these payments and other benefits if he terminates his employment with the Company in response to specified changes in his status with the Company or in the event of a material breach by the Company of its obligations under the agreement. The Company’s obligation to make severance payments would be reduced to the extent Mr. Bazet receives compensation from other entities during the severance payment period. If Mr. Bazet dies during the term of the agreement or becomes disabled, the Company will be obligated to pay a pro-rated bonus for the then current fiscal year.

The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet began to vest in his benefits under the plan on August 1, 2001, when he was credited with four years of service and became 10% vested. If he remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service (August 1, 2007). His total annual benefits under the plan will be equal to 60% of his “average annual compensation” (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for 10 years, plus one year for each year of service in excess of 10 years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

If Mr. Bazet’s employment is terminated by the Company for reasons other than cause or if he terminates his employment with the Company (i) in response to specified changes in his status with the Company or (ii) in the event of a material breach by the Company of its obligations under his employment agreement before he completes seven years of service, he will be deemed to have completed seven years of service for purposes of determining his vested percentage. In addition, Mr. Bazet will be 100% vested if he becomes disabled or if there is a change of control of the Company. Death benefits are payable to Mr. Bazet’s designated beneficiary if he dies before his accrued benefit is fully distributed. The Company has established a trust to hold certain assets that will be used by the Company to fund its liabilities under the plan. Currently, the only asset held by the trust is a life insurance policy purchased by the Company in respect of Mr. Bazet’s life, which will be used to fund liabilities under the plan.

Anthony A. Mirabelli Employment Agreement. The Company has an employment agreement with Mr. Mirabelli for an indefinite term. Mr. Mirabelli’s current annual salary under the agreement is $248,000 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied.

If Mr. Mirabelli’s employment is terminated other than for cause, he will be entitled to receive an amount equal to his then current annual salary to be paid in 26 equal bi-weekly payments and a pro-rated bonus. The Company will, without regard to the basis for termination, provide a one year continuation of the then current medical and dental benefits made available to Mr. Mirabelli and his family. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Mirabelli receives compensation from other entities during the one-year severance payment period.

Michael Smith Employment Agreement. The Company has an employment agreement with Mr. Smith beginning on January 1, 2003 and ending on December 31, 2005. Mr. Smith’s current annual salary under the agreement is $240,000 plus an allowance for perquisites of not more than $10,000 annually. During the term of Mr. Smith’s agreement, he is entitled to an annual salary increase of $14,000 on December 31, 2004 as well as an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied. The agreement also provides for a stock option to purchase an aggregate of 10,000 shares of the Company’s common stock granted to Mr. Smith on January 15, 2003. Mr. Smith is also entitled to additional grants of equity compensation under any new equity compensation plan as shall be approved by the Board of Directors, or in lieu of any new plan, further option grants of not less than 10,000 shares per year. Each option vests over four years, 25% each anniversary of the grant date. These stock options will be exercisable in full in the event of a change of control of the Company.

If Mr. Smith’s employment is terminated by the Company for reasons other than cause or if he terminates his employment after (i) being removed as Chief Financial Officer or as a Senior Vice-President of the Company, (ii) being demoted in title or responsibilities, (iii) his principal permanent office with the Company is relocated more than 50 miles, (iv) being prevented by the Chief Executive Officer or Board of Directors from exercising his responsibilities or (v) a material breach of his employment agreement by the Company that remains uncured for 60 days following his written notice to the Company, he will be entitled to receive an amount equal to his then current bi-weekly salary until 13 bi-weekly payments have been made or until the end of the employment period, whichever occurs later; and a pro-rated bonus. However, if a change of control occurs between January 1, 2003 and the date of such termination of employment, then the Company shall continue to make such bi-weekly payments until the Company has made 26 such payments or until the end of the employment period, whichever occurs later. The Company will provide a continuation of the then current medical and dental benefits made available to Mr. Smith and his family for as long as he is receiving salary payments. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Smith receives compensation from other entities during the severance payment period.

Deferred Compensation Plan for Select Executives. The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Gerald M. Laures, Anthony A. Mirabelli and Michael Smith. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan at which time the participant is 10% vested. If the participant remains employed with the Company beyond the four years, his vested percentage will increase in 10% increments annually until he reaches seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. The total annual benefits under the plan will be equal to 50% of the participant’s “average annual compensation” (the average of the participant’s salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a 10-year period.

A participant will be 100% vested if he becomes disabled or if a change of control of the Company occurs. In addition, death benefits are payable to a participant’s designated beneficiary in the event the participant dies before his accrued benefit is fully distributed. Obligations under the plan will be funded by the cash surrender value of officers’ life insurance policies.

CERTAIN TRANSACTIONS

On October 6, 1999, the Company made a bridge loan to Mr. Bazet in the aggregate principal amount of $80,000 for the purpose of purchasing a residence. The loan accrues interest at the greater of the prime rate or the Company’s average weighted interest rate on its indebtedness for borrowed money. Accrued interest is added to the principal amount of the loan. The note evidencing the loan was amended in March 2002, to extend the due date to March 31, 2004, and to provide for repayment of $30,000 of the principal amount of the note by

March 31, 2002, $30,000 of the principal amount of the note by March 31, 2003, and the balance of the outstanding principal and accrued interest under the note by March 31, 2004. On March 31, 2002, Mr. Bazet made a payment of $30,000 on the note. As a result of this payment, the aggregate amount of principal and accrued interest outstanding under the note decreased to $63,668. On February 24, 2003, Mr. Bazet made a payment of $30,000 on the note. As a result of this payment, the aggregate amount of principal and accrued interest outstanding under the note decreased to $36,143. On February 20, 2004, Mr. Bazet paid the remaining balance on the note, including the accrued interest.

On July 17, 2002, Mr. Bazet borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrues interest at the prime rate. The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest will be payable on July 18 in each year, commencing on July 18, 2003.

AUDITORS

Grant Thornton LLP (“Grant Thornton”) has been selected by the Board of Directors upon the recommendation of the Audit Committee to serve as the Company’s independent auditors for 2004. The Company expects a representative of Grant Thornton to be present at the 2004 Annual Meeting of Shareholders, and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

CHANGE IN AUDITORS

On September 10, 2003, the Company dismissed Deloitte & Touche LLP as the Company’s independent auditors and engaged Grant Thornton to serve as the Company’s independent auditors. The engagement of Grant Thornton was approved by the Company’s Audit Committee and ratified by the Company’s Board of Directors.

Deloitte & Touche LLP’s reports on the consolidated financial statements of the Company and its subsidiaries for the two most recent fiscal years ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2002 and the subsequent interim period through September 10, 2003, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of the Company ended December 31, 2002 or within the subsequent interim period through September 10, 2003.

Deloitte & Touche LLP provided the Company with a letter dated September 10, 2003 stating that Deloitte & Touche LLP agreed with the statements made by the Company in response to Item 304(a) of Regulation S-K.

During the Company’s two most recent fiscal years ended December 31, 2002 and the subsequent interim period through September 10, 2003, the Company did not consult Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter that was either the subject of a disagreement or a reportable event as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

AUDIT AND NON-AUDIT FEES

The Audit Committee has adopted procedures for the pre-approval of non-audit work performed by Grant Thornton. In 2003, the Audit Committee pre-approved the use of Grant Thornton for the following categories of non-audit services: employee benefit plan audits and tax services. In addition, in 2003 the Audit Committee pre-approved the use of Deloitte & Touche LLP, which was then the Company’s independent auditors, for the following categories of non-audit services: employee benefit plan audits and tax services. The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by the Company’s independent auditors during 2003 are comparable with maintaining the independence of such auditors. In 2003, there were no instances in which the specified pre-approval requirement was waived.

Aggregate fees billed to the Company for the fiscal year ended December 31, 2003 by Grant Thornton and Deloitte & Touche LLP and in 2002 by Deloitte & Touche LLP and their respective affiliates are as follows:

	2003					2002
	Grant Thornton		Deloitte & Touche LLP		Total
Audit Fees	$141,394		$25,034		$166,428	$166,095
Audit Related Fees	6,500	(a)	17,590	(a)	24,090	29,300	(a)

Total Audit and Audit-Related Fees	147,894		42,624		190,518	195,395
Tax Fees	0		94,540	(b)	94,540	122,423	(c)
All Other Fees	NONE		NONE		NONE	NONE

Total Fees	$147,894		$137,164		$285,058	$317,818

(a)	Includes fees for the employee benefit plan audit, assistance provided in the implementation of new accounting standards and consultation on certain financial accounting issues not arising as part of the audit.
(b)	Includes fees for preparation of federal and state income tax extensions and returns and amended Illinois state tax returns, consultation on sales and use tax compliance, consultation of various employment tax issues and various other miscellaneous tax consultative services.
(c)	Includes fees for preparation of federal and state income tax extensions and returns and amended Illinois state tax returns, consultation of various employment tax issues, consultation on sales and use tax issues, consultation on the write-down of prepaid advertising and liquidation reserves and various other miscellaneous tax consultative services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company by persons who were, at any time during 2003, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all persons filed the reports required by Section 16(a) on a timely basis during or with respect to 2003 other than Carl Korn, who filed one late Form 5 disclosing his past gifts of shares of common stock to a charitable foundation and a family limited partnership.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2005 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 10, 2004. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company’s 2005 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company’s By-laws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2004 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 2, 2004 who is entitled to vote at the 2004

Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2004 Annual Meeting must have been received by the Company after the close of business on February 3, 2004 and prior to the close of business on February 28, 2004. The Company did not receive notice of any shareholder nomination or proposal relating to the 2004 Annual Meeting.

The 2005 Annual Meeting of Shareholders is expected to be held on May 10, 2005. A shareholder nomination or proposal intended to be brought before the 2005 Annual Meeting must be received by the Company after the close of business on February 1, 2005 and prior to the close of business on February 26, 2005. The Company’s Bylaws contain specific information requirements regarding a stockholder’s ability to nominate a director. All nominations, proposals and requests for a copy of the Company’s Bylaws should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

REQUEST TO VOTE, SIGN AND RETURN PROXIES

Whether or not you plan to attend the Annual Meeting of Shareholders on May 11, 2004, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class III directors, that may be brought before the 2004 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2003 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870. SUCH REPORT IS ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.COBRA.COM.

By order of the Board of Directors,

Gerald M. Laures

Secretary

Cobra Electronics Corporation

Chicago,	Illinois
April	8, 2004

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

Net sales in 2003 decreased 15.5% to $114.8 million for the year ended December 31, 2003, compared to 2002 as a result of a significant decline in two-way radio sales, both in units and price per unit, reflecting changes in the two-way radio category as a whole. Gross margin increased from 25.2% to 26.7% driven primarily by improved margins in Detection and Citizens Band radios. Operating expenses declined by $3.6 million or 11.5%, reflecting lower sales and the Company’s shift to customers using fewer advertising programs. Net income in 2003 was $1.8 million, or $0.28 per diluted share, compared to $1.7 million, or $0.26 per diluted share for 2002.

The declining trend in the two-way radio market is expected to continue in 2004, albeit at a slower pace. The Company anticipates that this revenue decline will be offset by increased sales in new product categories entered in 2003 and 2004. The Company also expects improvements in gross margins and operating margins, resulting in higher net income in 2004 versus 2003.

Results of Operations

2003 Compared to 2002

The $21.0 million decrease in net sales primarily reflected a significant decline in sales in two-way radio category, both in units and in price per unit. Nearly three-quarters of the decline in Cobra’s two-way radio sales was due to a decline in units sold, mirroring the overall market trends in the category. The remainder of the decline was due to continued declines in average selling prices, again reflecting market trends. Management believes that the industry decline in average selling price was offset somewhat by Cobra’s product mix and merchandising initiatives, including the introduction of longer range GMRS units and the use of value packs.

Certain customers also contributed to the decline in two-way radio sales. Merchandising choices by Costco Wholesale, which selected a competitor for placement in 2003, and Best Buy, which selected certain low-price point models from competitors, contributed to a decline in sales from 2002 of $10.8 million. Additionally, sales to K-Mart declined by $3.1 million, as Cobra imposed credit restrictions subsequent to this company’s bankruptcy filing. Offsetting these declines and providing a market share gain was an increase in two-way radio sales to Wal-Mart, with unit sales increasing by approximately 10%.

Partially offsetting the decline in sales of two-way radios was an increase in sales of Citizens Band radios, driven by the Harley Davidson and Dale Earnhardt limited edition models, and sales from Cobra’s new product categories, hand-held GPS and marine VHF radios and power inverters.

The declining trend in the two-way radio market is expected to continue in 2004, albeit at a slower pace. However, in 2004, the Company expects that increases in sales of new products, including mobile navigation, hand-held GPS and marine radios and inverters, will offset the impact to both net sales and net income of declining two-way radio sales.

Gross margin for 2003 was 26.7% compared to 25.2% in 2002. The increase primarily reflected improved Detection and Citizens Band radio margins on newer models, as well as lower defective return rates for both two-way radios and Detection products. Additionally, the 2002 gross margin was negatively impacted by the Federal Communication Commission’s (“FCC’s”) decision to limit radar detector emissions in the frequency band used by VSAT satellite communications providers as some non-compliant Detection products had to be sold off more quickly at lower prices. Finally, a stronger euro favorably impacted gross margin in 2003.

Selling, general and administrative expense decreased $3.6 million, or 11.5%, and as a percentage of net sales, increased to 24.0% in 2003 from 22.9% in 2002. The decrease reflected lower overall sales, a shift in customer mix to customers using fewer programs, a decline in advertising programs at certain customers and the reversal of $1.2 million of unclaimed program funds from 2002. This decrease was partially offset by increases in bad debt and research and development (“R&D”) expenses. The higher bad debt expense resulted from a one-time reduction of $772,000 in the allowance for claims and doubtful accounts in 2002. The Company purchased insurance on a portion of the outstanding accounts receivable balance beginning in 2000. In 2002, the Company increased the insurance coverage, which resulted in the large reduction in the allowance for claims and doubtful accounts. R&D expense was higher by $478,000, which reflected headcount additions for new product development, both in the U.S. and Hong Kong. The Company anticipates that R&D costs will continue to increase as resources are acquired to support the anticipated growth of the Company’s GPS and marine products.

Interest expense for 2003 was $162,000, which was $66,000 lower than 2002, because of significantly lower average debt in 2003.

Other income increased by $74,000 compared to 2002 primarily due to a higher gain on the cash surrender value of life insurance policies.

Income tax expense decreased $44,000 to $1.3 million in 2003 due to higher deductible permanent items. The effective tax rate was 41.4% in 2003 compared to 43.9% in 2002.

2002 Compared to 2001

The $14.2 million decline in net sales mostly reflected a $15.7 million drop in sales to K-Mart due to the restrictions the Company imposed on this account subsequent to its bankruptcy filing, as well as the difficult economy, which intensified pressure for reduced prices, particularly in the two-way FRS/GMRS radio market. Another factor in the decline in 2002 net sales was the selection by Costco Wholesale of a competitor for an FRS promotion, resulting in a decline in net sales to this account of $15.6 million. Partially offsetting the overall decrease were sales to Wal-Mart, which increased $13.2 million in 2002 and increased international sales (from $12.9 million to $15.1 million), primarily from sales to Canada.

Gross margin for 2002 was 25.2% compared to 26.0% in 2001. The decrease primarily reflected a decline in liquidation prices for FRS and Detection units that were returned by consumers and liquidated, as well as increases in the return rates of FRS and Detection products. Additionally, the FCC’s decision to limit radar detector emissions in the frequency band used by VSAT satellite communications providers affected it to a lesser degree (and was offset by several other items) as some non-compliant Detection products had to be sold off more quickly at lower prices.

Selling, general and administrative expense, excluding the expenses for the terminated acquisition of Lowrance Electronics, Inc. in 2001, increased $2.7 million, or 9.4%, and as a percentage of net sales increased to 22.9% in 2002 from 18.9% in 2001. Approximately $2.3 million of the increase reflected additional variable selling expenses incurred in connection with marketing support that the Company provided its retail customers as it shifted away from promotional pricing towards more cooperative advertising and similar programs to build store traffic. Also, the Company purchased insurance on a portion of the outstanding accounts receivable balance beginning in 2000. In 2002, the Company increased the insurance coverage, permitting a reduction of $772,000 in the allowance for claims and doubtful accounts.

Interest expense for 2002 was $228,000, which was $559,000 lower than 2001, because of significantly lower average debt in 2002.

Other income for 2002 was $91,000 compared to an expense of $117,000 in 2001. The difference represented losses incurred in 2001 on disposal of fixed assets in conjunction with the remodeling of the Company’s Chicago headquarters.

Income tax expense decreased $2.2 million to $1.3 million in 2002 due to lower pre-tax income. The effective tax rate was 43.9% in 2002 compared to 43.4% in 2001.

Liquidity and Capital Resources

On January 31, 2002, the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. The credit agreement was amended as of February 18, 2003 to address certain covenant violations then existing and decrease the earnings requirements for each calendar quarter through March 31, 2004 and to provide for increased permitted capital expenditures in 2003. The credit agreement was further amended on February 18, 2004 to extend the term of the agreement to January 31, 2006, address certain covenant violations that would otherwise have occurred, reduce the cost of the credit facility by reducing its size to $45 million and reducing the applicable interest rates, and modify the earnings requirements for each calendar quarter through January 31, 2006. Loans outstanding under the credit agreement, as amended, bear interest, at the Company’s option, at 25 basis points below the prime rate or at LIBOR plus 175 basis points. The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company. At December 31, 2003, the Company had no interest bearing debt outstanding and approximately $29.2 million available under this credit line based on asset advance formulas.

Net cash flows generated in operating activities were $5.6 million for the year ended December 31, 2003. Operating cash flows were derived principally from net income of $1.8 million, depreciation and amortization of $2.7 million, a decrease in accounts receivable of $2.5 million and deferred taxes of $1.5 million, partially offset by a $2.4 million increase in other assets. Accounts receivable declined because of lower fourth quarter 2003 sales and faster collection cycles. The increase in other assets represented product software development expenditures for both hand-held GPS and mobile navigation, which are also expected to continue in 2004 and beyond. The amortization of these assets is also expected to grow in future years.

Working capital requirements are seasonal, with demand for working capital being higher later in the year as customers begin purchasing for the holiday selling season. The Company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 2004 to fund its working capital needs.

Alternative minimum tax (“AMT”) credit carryforwards of $305,000 at December 31, 2003 are expected to be used in 2004. Upon utilization of all of its AMT credit carryforwards, the Company will begin making payments in excess of AMT for federal income taxes.

Investing activities required cash of $3.5 million in 2003, principally for funds loaned to Horizon Navigation (see note 10 to the consolidated financial statements), the purchase of tooling and equipment and the annual premiums paid for officers’ life insurance. In 2004, the Company expects cash requirements for investing activities of $4.6 million, some of which will be used to make additional loans to Horizon Navigation and to purchase an estimated $1.5 million new ERP system. There was no cash used in financing activities in 2003, as the Company did not have debt outstanding for most of the year.

The Company believes that for the foreseeable future, it will be able to continue to fund its operations with cash generated from operations using existing or similar future bank credit agreements to fund its seasonal working capital needs.

Total outstanding commitments at December 31, 2003 were as follows: (in thousands)

	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
Long-term debt	$—	$—	$—	$—	$—
Operating leases	1,282	316	198	112	656
Purchase obligations	15,099	15,099	—	—	—
Letters of credit	3,418	3,418	—	—	—
Deferred compensation	4,810	254	762	508	3,286

Total	$24,609	$19,087	$960	$620	$3,942

The Company does not have any other significant long-term obligations, contractual obligations, lines of credit, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments.

Critical Accounting Policies

The Company’s significant accounting policies are discussed in the notes to the consolidated financial statements. The application of certain of these policies requires significant judgments or an historical based estimation process that can affect the results of operations and financial position of the Company as well as the related footnote disclosures. The Company bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts ultimately differ from previous estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.

Critical accounting policies generally consist of those that are reflective of significant judgments and uncertainties and could potentially result in materially different results under different assumption conditions. The accounting policies and estimates that can have a significant impact upon the operating results, financial position and footnote disclosures of the Company are as follows:

Revenue Recognition    Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain of those customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the estimated time of receipt by the customer (estimated based on the average shipping time for all such customers), when title and risk of loss would pass to the customer. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis as described below.

Sales Returns Reserve    The Company has a policy that allows its customers to return product that was returned to them by their customers. The reserve reflects the sales, cost of sales and gross profit impact of expected returns and related stock adjustments, as well as reducing accounts receivable and increasing inventory for the amount of expected returns. The amount of the reserve is determined by multiplying the sales and cost of sales by product category for the current quarter by historical return rates adjusted for any known changes in key variables affecting these return rates. Thus, judgments must be made regarding whether current return rates will approximate anticipated return rates. This reserve will vary based on the changes in sales, gross margin and historical, as well as anticipated, return rates from quarter to quarter.

Warranty Reserve    The Company provides generally a one year consumer warranty for its products and also allows its customers to return product that has been returned by their customers. Consequently, the Company maintains a warranty reserve, which reflects historical return rates by product category multiplied by the most recent six months of unit sales of that model and the unit standard cost of the model. The Company uses the most recent six months of unit sales in the estimate, as historical experience tells the Company that most returns will occur within six months of the Company’s original sale date. Therefore, judgments must be made based on historical returns rates and how the returned product will be disposed, either by liquidation or return to vendors for credit on new purchases. This reserve may vary based upon the level of sales and changes in historical return rates from quarter to quarter as well as estimated costs of disposal, either liquidation prices or the credit given by vendors.

Liquidation Reserve    The Company maintains a reserve representing the write-down of returned product to net realizable value. Returned inventory is either sold to various liquidators or returned to vendors for credit against similar, new models and depends upon the estimated future demand for the models. Judgments are made as to whether various models are to be liquidated or returned to vendor and, for the former, the liquidation prices expected to be received. This reserve can fluctuate significantly from quarter to quarter depending upon quantities of returned inventory on hand and the estimated liquidation price or vendor credit per unit.

Advertising and Sales Promotion Accrual    The reserve reflects amounts provided to retailers and distributors for advertising and sales promotions. Customer programs, agreed to at the beginning of each year, are mainly variable programs dependent on sales and may be revised during the course of the year, based upon a customer’s projected sales and other factors, such as new promotional opportunities. Accruals are made monthly for each customer by multiplying the customer’s estimated program accrual percentage by the customer’s actual sales. Therefore, this accrual will vary depending on a given quarter’s sales and the sales mix of customers from quarter to quarter. In addition, should a customer significantly exceed or fall short of their planned program sales, adjustments may need to be made to the customer’s estimated program accrual percentage due to certain minimum and/or maximum sales thresholds in the customer’s programs. Adjustments may also be necessary periodically for unclaimed customer funds.

Deferred Compensation    Obligations under the deferred compensation plans (most of which are non-qualified defined benefit plans) and annual deferred compensation expense are determined by a number of assumptions. Key assumptions in the determination of obligations under the plans and annual deferred compensation expenses include the discount rate and anticipated compensation for each individual covered by the plans, which in part is dependent upon the anticipated future profitability of the Company. The rate is also dependent on rates used for qualified defined benefit plans. The discount rate used approximates the fixed rate of return the Company earns on the cash surrender value of an insurance policy purchased to fund payments to the retired president and CEO, which represented approximately half of the total obligation of the plans at December 31, 2003. This discount rate was 7% in 2003 and 8% for both 2002 and 2001. The compensation increase assumptions are based on historical experience and anticipated future performance.

Net Realizable Value Reserve    The Company maintains a reserve to write-down certain inventory, except for that covered by the liquidation reserve discussed above, below cost, as necessary. The reserve includes models where it is determined that net realizable value is less than cost. Thus, judgments must be made about which slow-moving, excess or non-current models are to be included and the estimated net realizable value. This reserve will vary depending upon the specific models selected, the estimated net realizable value for each model and quantities of each model that are determined will be sold below cost from quarter to quarter.

Software related to products to be sold    The Company purchases and/or incurs costs in connection with the development of software to be used in products that the Company intends to sell. Such costs are capitalized and deferred as intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Such costs consist of expenditures incurred after technological feasibility of the software has been established and a working model of the product developed and consist principally of coding and related costs. Such costs are charged to earnings based on the ratio of actual product sales during the reporting period to expected product sales over the life of the product life cycle.

The above listing is not intended to be a comprehensive list of all of the Company’s accounting policies. In most cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See Note 1 to Cobra’s consolidated financial statements, which is incorporated herein by reference, for a complete description of the Company’s significant accounting policies.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 is an interpretation of Accounting Research Bulletin No. 51 and revises the requirements for consolidation by business enterprises of variable interest entities. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The interpretation applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest acquired before February 1, 2003, and has not previously reported in accordance with FIN 46. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period and to nonpublic enterprises as of the end of the applicable annual period. It may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46R was issued in December 2003, revising certain requirements of FIN 46. The Company has determined that FIN 46 has no material impact on its financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment on Statement 133 on Derivative Instruments and Hedging Activities,” which is effective for all contracts entered into or modified after June 30, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Company has determined that SFAS No. 149 has no material impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that an issuer classify certain financial instruments as a liability (or an asset in some circumstances). The Company is not currently the issuer of any financial instruments that would qualify under SFAS No. 150. Therefore, the Company has determined that the adoption of this pronouncement did not have an impact on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The Company is subject to market risk associated principally with changes in interest rates and foreign exchange rates. The Company does not have any interest rate exposure at December 31, 2003, as there is no outstanding debt. However, debt incurred is priced at interest rates that float with the market, which therefore minimizes interest rate exposure.

The Company’s suppliers are located in foreign countries, principally in Asia, and the Company made approximately 12.6% of its sales outside the United States in 2003 compared to 11.1% in 2002. The Company minimizes its foreign currency exchange rate risk by conducting all of its transactions in U.S. dollars, except for some of the billings of its European business, which are conducted in euros. The Company does not use derivative financial or commodity instruments for trading or speculative purposes, however forward contracts are occasionally used for hedging some euro denominated transactions for the Company’s European business. Please refer to Note 4 in the financial statements, which are incorporated herein by reference. A 5% movement in the U.S. dollar/euro exchange rate on the forward contracts outstanding at December 31, 2003 would result in approximately a $39,000 annual increase or decrease in cost of sales and cash flows.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC, press releases, or otherwise. Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements may include, but are not limited to, projections of revenue, income or loss and capital expenditures, statements regarding future operations, anticipated financing needs, compliance with financial covenants in loan agreements, liquidity, plans for acquisitions or sales of assets or businesses, plans relating to products or services, assessments of materiality, expansion into international markets, growth trends in the consumer electronics business, technological and market developments in the consumer electronics business, the availability of new consumer electronics products and predictions of future events, as well as assumptions relating to these statements. In addition, when used in this report, the words “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this report or in other Company filings, press releases, or otherwise. Factors that could contribute to or cause such differences include, but are not limited to, unanticipated developments in any one or more of the following areas:

•	global economic and market conditions, including continuation of or changes in the current economic environment;

•	ability of the Company to introduce new products to meet consumer needs, including timely introductions as new consumer technologies are introduced, and customer and consumer acceptance of these new product introductions;

•	pressure for the Company to reduce prices for older products as newer technologies are introduced;

•	significant competition in the consumer electronics business, including introduction of new products and changes in pricing;

•	factors related to foreign manufacturing, sourcing and sales (including foreign government regulation, trade and importation concerns and effects of fluctuation in exchange rates);

•	our ability to maintain adequate financing, to bear the interest cost of such financing and to remain in compliance with financing covenants;

•	changes in law; and

•	other risk factors, which may be, detailed from time to time in the Company’s SEC filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page hereto. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

Quart erly Financial Data (Unaudited)

	Quarter Ended
	March 31		June 30		September 30		December 31
	2003	2002	2003	2002	2003	2002	2003	2002
	(in thousands, except per share amounts)
Net sales	$20,554	$21,042	$26,622	$36,264	$26,304	$35,924	$41,331	$42,610
Cost of sales	15,440	16,281	18,866	27,040	19,232	27,528	30,618	30,713
Gross profit	5,114	4,761	7,756	9,224	7,072	8,396	10,713	11,897
Selling, general and administrative expense (a)	5,810	5,073	7,057	8,098	6,615	7,729	8,033	10,174
Operating income(loss)	(696)	(312)	699	1,126	457	667	2,680	1,723
Tax provision(benefit)	(306)	(156)	272	492	261	216	1,075	795
Net income(loss)	(453)	(236)	407	621	391	338	1,496	997
Net income(loss) per share (b):
Basic	(0.07)	(0.04)	0.06	0.10	0.06	0.05	0.23	0.16
Diluted	(0.07)	(0.04)	0.06	0.09	0.06	0.05	0.23	0.15
Weighted average shares outstanding:
Basic	6,420	6,315	6,420	6,349	6,420	6,407	6,420	6,420
Diluted	6,479	6,460	6,487	6,570	6,506	6,553	6,511	6,477
Stock Price:
High	7.200	8.250	7.100	9.250	7.340	8.420	7.560	7.000
Low	5.840	6.040	5.950	7.400	5.760	6.180	6.250	5.800
End of Quarter	6.020	7.540	6.930	8.250	6.840	6.250	7.550	6.540
Trading Volume	388	946	845	1,332	550	609	644	509

(a)	The fourth quarter of 2003 includes the reversal of $1.2 million of unclaimed program funds from 2002.
(b)	The total quarterly income per share may not equal the annual amount because net income per share is calculated independently for each quarter.

Market for the Registrant’s Common Equity and Related Shareholder Matters

The Company’s common stock trades on The NASDAQ Stock Market under the symbol COBR. As of March 5, 2004, the Company had approximately 768 shareholders of record and approximately 1,838 shareholders for whom securities firms acted as nominees. The Company’s common stock is the only class of equity securities outstanding.

FIVE-YEAR FINANCIAL SUMMARY

Years Ended December 31	2003	2002	2001	2000	1999
	(in thousands, except per share amounts)
Operating Data:
Net sales	$114,811	$135,840	$150,031	$143,204	$118,693
Gross profit	30,655	34,277	38,989	39,421	30,152
Selling, general and administrative expense	27,515	31,074	28,404	26,600	23,540
Expenses for the terminated Lowrance acquisition	—	—	1,402	—	—
Operating income	3,140	3,203	9,183	12,821	6,612
Tax provision	1,302	1,346	3,594	4,132	1,744
Net income	1,841	1,720	4,685	7,189	3,983

Net Income per share:
Basic	0.29	0.27	0.75	1.17	0.66
Diluted	0.28	0.26	0.73	1.12	0.65

As of December 31:
Total assets	76,233	74,782	89,592	77,761	59,579
Short-term debt	—	—	—	13,376	4,083
Long-term debt	—	—	15,378	—	—
Shareholders’ equity	57,701	55,879	53,972	48,626	41,572
Book value per share	$8.99	$8.70	$8.56	$7.89	$6.80
Shares outstanding	6,420	6,420	6,303	6,166	6,118

CONSOLIDATED STATEM ENTS OF INCOME

Cobra Electronics Corporation

Years Ended December 31	2003	2002	2001
	(in thousands, except per share amounts)
Net sales	$114,811	$135,840	$150,031
Cost of sales	84,156	101,563	111,042

Gross profit	30,655	34,277	38,989

Selling, general and administrative expense	27,515	31,074	28,404
Expenses for the terminated Lowrance acquisition	—	—	1,402

Operating income	3,140	3,203	9,183

Other income (expense):
Interest expense	(162)	(228)	(787)
Other income (expense), net	165	91	(117)

Income before income taxes	3,143	3,066	8,279
Tax provision	1,302	1,346	3,594

Net income	$1,841	$1,720	$4,685

Net income per common share:
Basic	$0.29	$0.27	$0.75
Diluted	$0.28	$0.26	$0.73

Weighted average shares outstanding:
Basic	6,420	6,373	6,236
Diluted	6,495	6,505	6,403

The accompanying notes are an integral part of these financial statements.

CONSOLIDA TED BALANCE SHEETS

Cobra Electronics Corporation

At December 31	2003	2002
	(in thousands)
ASSETS:
Current assets:
Cash	$4,736	$2,829
Receivables, less allowances for claims and doubtful accounts of $577 in 2003 and $1,179 in 2002	22,437	24,784
Inventories, primarily finished goods	20,668	20,956
Deferred income taxes	5,265	6,552
Other current assets	3,285	3,468

Total current assets	56,391	58,589

Property, plant and equipment, at cost:
Land	330	330
Buildings and improvements	4,464	4,542
Tooling and equipment	21,379	19,865

	26,173	24,737
Accumulated depreciation	(19,466)	(17,317)

Net property, plant and equipment	6,707	7,420

Other assets:
Cash surrender value of officers’ life insurance policies	6,564	5,966
Other	6,571	2,807

Total other assets	13,135	8,773

Total assets	$76,233	$74,782

The accompanying notes are an integral part of these financial statements.

CONSOLIDA TED BALANCE SHEETS (cont.)

Cobra Electronics Corporation

At December 31	2003	2002
	(in thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,073	$4,292
Accrued salaries and commissions	1,189	881
Accrued advertising and sales promotion costs	2,766	2,002
Accrued product warranty costs	1,524	2,137
Other accrued liabilities	1,453	2,133

Total current liabilities	10,005	11,445
Non-current liabilities:
Deferred compensation	4,556	3,785
Deferred income taxes	3,836	3,673
Other long term liabilities	135	—

Total non-current liabilities	8,527	7,458

Total liabilities	18,532	18,903

Commitments and contingencies (Notes 5, 9 and 13)
Shareholders’ equity:
Preferred stock, $1 par value, shares authorized-1,000,000; none issued	—	—
Common stock, $.33 1/3 par value, 12,000,000 shares authorized, 7,039,100 issued for 2003 and 2002	2,345	2,345
Paid-in capital	19,772	19,772
Retained earnings	39,890	38,049
Accumulated comprehensive income	16	35

	62,023	60,201
Treasury stock, at cost (619,323 shares for 2003 and 2002)	(3,922)	(3,922)
Officer’s note receivable	(400)	(400)

Total shareholders’ equity	57,701	55,879

Total liabilities and shareholders’ equity	$76,233	$74,782

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATE MENTS OF CASH FLOWS

Cobra Electronics Corporation

Years Ended December 31	2003	2002	2001
	(in thousands)
Cash flows from operating activities:
Net income	$1,841	$1,720	$4,685
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	2,732	2,738	2,213
Loss (gain) on cash surrender value (CSV) of life insurance	(306)	79	81
Tax benefit from stock options exercised	—	43	228
Deferred taxes	1,450	407	2,443
Loss on sale of fixed assets	2	3	190
Changes in assets and liabilities:
Receivables	2,463	17,014	(5,826)
Inventories	312	1,234	(3,317)
Other current assets	77	(1,049)	712
Other assets	(2,408)	(1,514)	204
Accounts payable	(1,251)	1,357	(465)
Accrued liabilities	(268)	(2,441)	203
Deferred compensation	771	457	360
Other long term liabilities	135	—	—

Net cash flows from operating activities	5,550	20,048	1,711

Cash flows used in investing activities:
Capital expenditures	(1,500)	(2,333)	(3,361)
CSV of life insurance premiums	(292)	(292)	(164)
Long term loan receivable	(1,725)	—	—

Net cash flows used in investing activities	(3,517)	(2,625)	(3,525)

Cash flows from (used in) financing activities:
Net borrowings (repayments) under the line-of-credit agreement	—	(15,378)	2,002
Transactions related to exercise of stock options, net	—	509	433
Transactions related to officer’s note receivable	—	(400)	—

Net cash flows from (used in) financing activities	—	(15,269)	2,435

Effect of exchange rate changes on cash and cash equivalents	(126)	—	—

Net increase in cash	1,907	2,154	621
Cash at beginning of year	2,829	675	54

Cash at end of year	$4,736	$2,829	$675

Supplemental disclosure of cash flow information:
	2003	2002	2001
Cash paid during the year for:
Interest	$162	$277	$837
Income taxes	530	600	572

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Cobra Electronics Corporation

Three Years Ended December 31, 2003	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Officer’s Loan Receivable	Total
	(dollars in thousands)
Balance—January 1, 2001	$2,345	$20,032	$31,644	$(5,395)	—	—	$48,626
Net income	—	—	4,685	—	—	—	4,685
Transactions related to exercise of options, net	—	(361)	—	794	—	—	433
Tax benefit from stock options exercised	—	228	—	—	—	—	228

Balance—December 31, 2001	$2,345	$19,899	$36,329	$(4,601)	—	—	$53,972
Comprehensive Income:
Net income	—	—	1,720	—	—	—	1,720
Accumulated other comprehensive income-foreign currency translation adjustment	—	—	—	—	$35	—	35

Total comprehensive income							1,755
Transactions related to exercise of options, net	—	(170)	—	679	—	—	509
Tax benefit from stock options exercised	—	43	—	—	—	—	43
Officer’s loan receivable	—	—	—	—	—	$(400)	(400)

Balance—December 31, 2002	$2,345	$19,772	$38,049	$(3,922)	$35	$(400)	$55,879
Comprehensive Income:
Net income	—	—	1,841	—	—	—	1,841
Accumulated other comprehensive income-foreign currency translation adjustment	—	—	—	—	(19)	—	(19)

Total comprehensive income							1,822

Balance—December 31, 2003	$2,345	$19,772	$39,890	$(3,922)	$16	$(400)	$57,701

The accompanying notes are an integral part of these financial statements.

NOTES TO C ONSOLIDATED FINANCIAL STATEMENTS

Cobra Electronics Corporation

Three years ended December 31, 2003, 2002 and 2001

(1)  Summary of Significant Accounting Policies

Business—The Company designs and markets consumer electronics products, which it sells primarily under the Cobra brand name principally in the United States, Canada and Europe. A majority of the Company’s products are purchased from overseas suppliers, primarily in China, Hong Kong, South Korea and the Philippines. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and that, if necessary, other suppliers could be found. The extent to which a change in a supplier would have an adverse effect on the Company’s business depends on the timing of the change, the product or products that the supplier produces for the Company and the volume of that production. The Company also maintains insurance coverage that would, in certain limited circumstances, reimburse the Company for lost profits resulting from a vendor’s inability to fulfill its commitments to the Company.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Translation of Foreign Currencies—Assets and liabilities of consolidated foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at year-end. Revenues and expenses are translated at average exchange rates prevailing during the year. Gains or losses on foreign currency transactions and the related tax effects are reflected in net income. The resulting translation adjustments are included in stockholders’ equity as accumulated comprehensive income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period that are largely based on the current business conditions, including economic climate, revenue growth, sales returns rates, net realizable value of returned products and changes in certain working capital amounts. The Company believes its estimates and assumptions are reasonable. However, actual results and the timing of the recognition of such amounts could differ from those estimates.

Accounts Receivable—The majority of the Company’s accounts receivable are due from retailers and two-step distributors. Credit is extended based on evaluation of a customer’s financial condition, including the availability of credit insurance, and, generally, collateral is not required. Accounts receivable are due within various specific customer terms and are stated at amounts due from customers net of an allowance for claims and doubtful accounts.

The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, availability of credit insurance and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable against the allowance for claims and doubtful accounts when they are judged to be uncollectible, and payments subsequently received on such receivables are credited to customer claims or bad debt expense.

Inventories—Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

Advertising and Sales Promotion Expenses—These costs reflect amounts provided to retailers and distributors for advertising and sales promotions and are expensed as incurred. Customer programs, agreed to at the beginning of each year, are mainly variable programs dependent on sales and may be revised during the course of the year, based upon a customer’s projected sales and other factors, such as new promotional opportunities. Advertising and sales promotion expenses for the years ended December 31, 2003, 2002 and 2001 totaled $5.7 million, $9.2 million, and $6.4 million, respectively.

Comprehensive Income—The Company reports comprehensive income under the provisions of SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income is defined as the change in equity of a business enterprise from transactions and other events from non-owner sources. Comprehensive income includes net income and other non-owner changes in equity that bypass the statement of operations and are reported in a separate component of equity. For the years ended December 31, 2003, 2002 and 2001, other comprehensive income includes only one component, which is the change in the foreign currency translation adjustment.

Concentration of Credit Risk—The Company places temporary cash investments with institutions of high credit quality.

The Company has a broad customer base doing business in all regions of the United States as well as other areas of North America and Europe. In addition, the Company maintains credit insurance for over 60% of its customer base. Consequently, no significant concentration of credit risk is considered to exist.

Depreciation—Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method over the following estimated useful lives:

Classification	Life
Buildings	30 years
Building improvements	20 years
Motor vehicles	3–5 years
Equipment	5–10 years
Tools, dies and molds	1.5–3 years

Long-Lived Assets—Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates impairment, the carrying amount of such assets is reduced to an estimated fair value.

Research, Engineering and Product Development Expenditures—Research, engineering and product development expenditures are expensed as incurred and amounted to $1,958,000 in 2003, $1,480,000 in 2002 and $1,209,000 in 2001.

Shipping & Handling Costs—Shipping and handling costs are included in cost of goods sold, and the amounts invoiced to customers relating to shipping and handling are included in net sales.

Software Related to Products to be Sold—The Company purchases and/or incurs costs in connection with the development of software to be used in products that the Company intends to sell. Such costs are capitalized and deferred as intangible assets in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Such costs consist of expenditures incurred after technological feasibility of the software has been established and a working model of the product developed and consist principally of coding and related costs. Such costs are charged to earnings based on the ratio of actual product sales during the reporting period to expected product sales over the life of the product life cycle.

Stock Options—The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized as options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, “Accounting for Stock-Based

Compensation”, which requires measuring compensation cost at the fair value of the options granted, the Company’s net income and net income per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended December 31
	2003	2002	2001
Net income, as reported	$1,841	$1,720	$4,685
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(153)	(245)	(262)

Pro forma net income	$1,688	$1,475	$4,423

Net income per common share:
Basic—as reported	$0.29	$0.27	$0.75
Basic—pro forma	0.26	0.23	0.71

Diluted—as reported	$0.28	$0.26	$0.73
Diluted—pro forma	0.26	0.23	0.69

The fair value of each option, for each year, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility ranging from 42 to 45 percent; risk-free interest rate ranging from 4.0 to 6.8 percent; and expected lives of 5 or 10 years.

Income Taxes—The Company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

Revenue Recognition—Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain of those customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the estimated time of receipt by the customer (estimated based on the average shipping time for all such customers), when title and risk of loss would pass to the customer. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

Reclassification—Certain previously reported amounts have been reclassified to conform to the current period presentation.

Effective January 1, 2002, the Company adopted EITF 00-14, “Accounting for Certain Sales Incentives” (“EITF 00-14”), which requires the Company to classify costs incurred as a result of offering sales incentives to retailers as a reduction of revenue instead of as a selling expense. The Company offers cash rebate programs both on a national basis and through individual programs with retailers, which allow customers of these retailers who purchase the Company’s products to obtain cash rebates on their purchases. Additionally, other price related discounts are offered through individual programs with certain customers. Approximately $4,090,000 in 2001 was reclassified from selling expense to a reduction in net sales. Approximately $1,809,000 in 2003 and $1,943,000 in 2002 has been included as a reduction in net sales in the consolidated income statement.

New Accounting Pronouncements—In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 is an interpretation of Accounting Research Bulletin No. 51 and revises the requirements for consolidation by business enterprises of variable interest entities. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The interpretation applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest acquired before February 1, 2003, and has not previously reported in accordance with FIN 46. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period and to nonpublic enterprises as of the end of the applicable annual period. It may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46R was issued in December 2003, revising certain requirements of FIN 46. The Company has determined that FIN 46 has no material impact on its financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment on Statement 133 on Derivative Instruments and Hedging Activities,” which is effective for all contracts entered into or modified after June 30, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Company has determined that SFAS No. 149 has no impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that an issuer classify certain financial instruments as a liability (or an asset in some circumstances). The Company is not currently the issuer of any financial instruments that would qualify under SFAS No. 150. Therefore, the Company has determined that the adoption of this pronouncement did not have an impact on its financial statements.

(2)  Income Taxes

The provision for income taxes on earnings for the years ended December 31, 2003, 2002 and 2001 consists of:

	2003	2002	2001
	(in thousands)
Current Provision (Benefit):
Federal	$(124)	$610	$719
State	(24)	329	432

	(148)	939	1,151
Deferred Provision (Benefit):
Federal	1,177	446	2,340
State	314	3	103
Foreign	(41)	(42)	—

	1,450	407	2,443

Total	$1,302	$1,346	$3,594

Deferred tax assets and liabilities by component at December 31, 2003 and 2002 were:

	2003	2002
	(in thousands)
Deferred tax assets:
Warranty reserves	$1,013	$2,056
Accrued promotion expenses	1,449	1,694
Compensation reserves	1,850	1,565
AMT credit carryforwards	305	276
Receivable reserves	48	63
Inventory reserves	327	142
Sales related reserves	974	1,216

Deferred tax assets	5,966	7,012

Deferred tax liabilities:
Tax lease income	(3,139)	(4,112)
R & D expenditures	(1,326)	—
Other, net	(72)	(21)

Deferred tax liabilities	(4,537)	(4,133)

Net deferred tax asset	$1,429	$2,879

The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the Company was $12.4 million. The Tax Reform Act of 1986 has not impaired the economic value of these leases. The Company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations.

At December 31, 2003, the Company has AMT credit carryforwards to offset future income tax payments. The AMT credit carryforwards, amounting to $305,000, do not expire.

The statutory federal income tax rate (34%) is reconciled to the effective income tax rate as follows:

Description	2003	2002	2001
Income taxes at statutory federal income tax rate	34.0%	34.0%	34.0%
State taxes, net of federal income tax benefit	4.5	4.7	4.7
Non-deductible Cobra Electronics Europe Limited net loss	2.7	3.1	1.4
Permanent items	(0.7)	1.1	1.4
Other	0.9	1.0	1.9

Income tax expense	41.4%	43.9%	43.4%

(3)  Financing Arrangements

On January 31, 2002 the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. The credit agreement was amended as of February 18, 2003 to address certain covenant violations then existing and decrease the earnings requirements for each calendar quarter through March 31, 2004 and to provide for increased permitted capital expenditures in 2003. This agreement was further amended on February 18, 2004 to extend the term of the agreement to January 31, 2006, address certain covenant violations that would otherwise have occurred, reduce the cost of the credit facility by reducing its size to $45 million and reducing the applicable interest rates, and modify the earnings requirements for each calendar quarter through January 31, 2006. Loans outstanding under the credit agreement, as amended, bear interest, at the Company’s option, at 25 basis points below the prime rate or at LIBOR plus 175 basis points.

Maximum borrowings outstanding at any month end were $4.4 million and $7.3 million in 2003 and 2002, respectively. The maximum values of letters of credit outstanding at any month end were $9.7 million and $15.3 million in 2003 and 2002, respectively. At December 31, 2003, the Company had no interest bearing debt outstanding and approximately $29.2 million available under its unused credit line. Aggregate average borrowings outstanding were $1.1 million during 2003 and $3.1 million during 2002, with weighted average interest rates thereon of 4.3% and 4.6% during 2003 and 2002, respectively.

The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company.

(4)  Fair Value of Financial Instruments and Derivatives

The Company’s financial instruments include cash, accounts receivable, accounts payable, long-term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 2003 was $3.4 million and at December 31, 2002 was $6.8 million. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

The Company operates globally with various manufacturing and distribution facilities and product sourcing locations around the world. The Company may reduce its exposure to fluctuations in foreign exchange rates by creating offsetting positions through derivative financial instruments. The Company currently does not use derivative financial instruments for trading or speculative purposes. The Company regularly monitors foreign exchange exposures and ensures hedge contract amounts do not exceed the amounts of the underlying exposures.

The Company’s current hedging activity is limited to foreign currency purchases. The purpose of the Company’s foreign currency hedging activities is to protect the Company from the risk that eventual settlement of foreign currency transactions will be adversely affected by changes in exchange rates. The Company hedges these exposures by entering into various short-term foreign exchange forward contracts. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the instruments are carried at fair value in the Consolidated Balance Sheets as a component of current liabilities. Changes in the fair value of foreign exchange forward contracts that meet the applicable hedging criteria of SFAS No. 133 are recorded as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Changes in the fair value of foreign exchange forward contracts that do not meet the applicable hedging criteria of SFAS No. 133 are recorded currently in income as cost of sales. Hedging activities did not have a material impact on results of operations or financial condition during the year ended December 31, 2003. To manage foreign currency risk, as of December 31, 2003, the Company had entered into a forward foreign exchange agreement with a notional value of $780,000 that will mature within 15 days. This contract includes sales of euros and the purchase of U.S. dollars at an exchange rate of 1.1149 dollars per euro. The fair value of these contracts at December 31, 2003 is the carrying amount.

(5)  Lease Transactions

The Company leases facilities and equipment under non-cancelable leases with remaining terms of one year or more. The terms of these agreements provide that the Company will pay certain operating expenses.

Total minimum rental amounts committed in future years as of December 31, 2003 are as follows:

Operating Leases
(in thousands)
2004	$316
2005	133
2006	65
2007	56
2008	56
Thereafter	656

Total	$1,282

Total rental expense amounted to $429,000 in 2003, $361,000 in 2002 and $284,000 in 2001.

(6)  Shareholders’ Equity

Preferred Stock—Preferred stock is issuable from time to time in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

EARNINGS PER SHARE

	2003	2002	2001
Basic earnings per share:
Income available to common shareholders (thousands)	$1,841	$1,720	$4,685
Basic earnings per share:
Weighted-average shares outstanding	6,419,777	6,373,112	6,236,242

Basic earnings per share	$0.29	$0.27	$0.75

Diluted earnings per share:
Weighted-average shares outstanding	6,419,777	6,373,112	6,236,242
Dilutive shares issuable in connection with stock option plans	442,900	687,900	741,582
Less: shares purchasable with option proceeds	(367,449)	(556,404)	(575,159)

Total	6,495,228	6,504,608	6,402,665

Diluted earnings per share	$0.28	$0.26	$0.73

Additionally, there were 245,182 anti-dilutive shares at December 31, 2003, 69,250 anti-dilutive shares at December 31, 2002, and 48,750 anti-dilutive shares at December 31, 2001.

Changes in shares of common stock and treasury stock for the years ended December 31, 2003, 2002 and 2001 were as follows:

	Common Stock (Net of Treasury Stock)	Treasury Stock
	(Shares in thousands)
Shares outstanding—January 1, 2001	6,166	873
Exercise of stock options	137	(137)

Shares outstanding—December 31, 2001	6,303	736
Exercise of stock options	122	(122)
Common stock surrendered in connection with exercise of options	(5)	5

Shares outstanding—December 31, 2002	6,420	619
Exercise of stock options	—	—

Shares outstanding—December 31, 2003	6,420	619

(7)  Stock Option Plans

The Company has six Stock Option Plans–2002 Outside Directors Plan, 2000, 2000 Outside Directors Plan, 1998, 1997, 1995 (“the Plans”). Under the terms of the Plans, the consideration received by the Company upon exercise of the options may be paid in cash or by the surrender and delivery to the Company of previously owned shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date. Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

A summary of certain provisions and amounts related to the Plans follows (in thousands):

	2002 Plan	2000 Plans	1998 Plan	1997 Plan	1995 Plan
Authorized, unissued shares originally available for grant	25	325	310	300	300
Shares granted	12	185	310	242	270
Shares available for grant at December 31, 2003	13	140	—	58	30
Options exercisable at December 31, 2003	3	69	285	163	12

A summary of the status of the Plans as of December 31, 2003, 2002 and 2001, and changes during the years ended on those dates is presented below:

	2003		2002		2001
		Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price
Fixed Options	Shares (000)
Outstanding at beginning of year	757	$6.12	775	$5.70	840	$5.18
Granted	12	7.01	105	7.29	86	6.83
Exercised	—	—	(122)	4.48	(137)	3.17
Cancellations and expirations	(81)	7.28	(1)	2.88	(14)	5.55

Outstanding at end of year	688	6.00	757	6.12	775	5.70
Options exercisable at year end	532		507		486
Weighted-average fair value of options granted during the year		$4.15		$4.30		$4.32

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (000)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable (000)	Weighted Average Exercise Price
$4.01 to $5.00	100	$4.13	3.2	100	$4.13
$5.01 to $6.00	241	5.63	4.3	238	5.63
$6.01 to $7.00	223	6.48	6.3	157	6.50
$7.01 to $8.00	111	7.23	7.8	33	7.41
$8.01 to $9.00	13	8.37	8.3	4	8.39

Total	688	$6.00	5.4	532	$5.73

(8) Retirement Benefits

The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan. The Company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the Company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 2003, 2002 and 2001 was $149,000, $144,000 and $229,000, respectively. Company match 401(k) expense for 2003, 2002 and 2001 was $208,000, $129,000 and $231,000, respectively.

As of December 31, 2003 and 2002, deferred compensation of $4.6 million and $3.8 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $254,000 at both December 31, 2003 and 2002. Deferred compensation obligations arise pursuant to outstanding key executive deferred compensation plans, most of which are non-qualified defined benefit arrangements, the majority of which relate to the former president and chief executive officer. The liability is based on discounted future cash flows related to these arrangements. The discount rate used at December 31, 2003 was 7% and at December 31, 2002 was 8%.

Other assets at December 31, 2003 and 2002 included primarily the cash surrender value of officers’ life insurance policies. The cash value of officers’ life insurance policies is maintained to fund deferred compensation obligations.

(9)  Commitments

At December 31, 2003 and 2002, the Company had outstanding inventory purchase orders with suppliers totaling approximately $15.1 million and $13.8 million, respectively.

(10)  Long-Term Loan Receivable

On January 8, 2003, the Company entered into a loan agreement with Horizon Navigation, Inc. (“Horizon”), a California corporation and vendor to the Company, that was subsequently modified on February 6, 2003. The outstanding loan receivable balance as of December 31, 2003 was $1,725,000, which includes approximately $75,000 of accrued interest and is included in “Other assets” on Cobra’s Consolidated Balance Sheets. Horizon may borrow up to $2,000,000 per annum, up to an aggregate amount of $6,000,000 at December 31, 2005. The loan accrues interest at a variable rate at a fixed margin above the prime rate. The loan agreement provides that the interest will be added to the principal amount of the loan. The outstanding principal amount, together with all accrued and unpaid interest, will be due on December 31, 2005. The loan is secured by all of the assets of Horizon. Certain amounts of callable and non-callable warrants to purchase shares of common stock of Horizon are issued to the Company each time the Company makes loans to Horizon in excess of specified amounts and the Company has assigned no value to these warrants.

(11)  Segment Information

The Company operates in only one business segment—consumer electronics (see Note 1). The Company has a single sales department and distribution channel, which provides all product lines to all customers. In 2003, sales to Wal-Mart and Best Buy totaled 22.3% and 13.0% of consolidated net sales, respectively. In 2002, sales to Best Buy and Wal-Mart totaled 14.3% and 13.3% of consolidated net sales, respectively. In 2001, sales to Costco Wholesale, K-Mart and Best Buy totaled 14.4%, 12.5% and 10.4% of consolidated net sales, respectively.

The tabular presentation below sets forth certain financial information regarding the Company’s net sales and long-lived assets by geographic area for the years ended December 31, 2003, 2002 and 2001 (in thousands).

	Year Ended December 31
	2003	2002	2001
Net sales
Domestic	$100,395	$120,740	$137,131
Foreign	14,416	15,100	12,900
Long-lived assets
Domestic	$17,238	$13,774	$12,685
Foreign	2,604	2,419	2,095

For 2003, approximately 53% of international sales were to a customer in Canada and 11% were to a customer in Sweden. For 2002, approximately 66% of international sales were to a customer in Canada and 8% were to a customer in the United Kingdom. For 2001, approximately 67% of international sales were to a customer in Canada and 12% were to a customer in the United Kingdom.

(12)  Intangible Assets

Intangible assets are included in “Other assets” in the Consolidated Balance Sheets and consist of the following at December 31, 2003 and December 31, 2002 (in thousands):

	December 31, 2003	December 31, 2002
Internal use software	$1,562	$1,541
Less accumulated amortization	(1,450)	(1,265)

	112	276

Trademarks	929	852
Less accumulated amortization	(265)	(229)

	664	623

Patents and technology and software licenses	1,514	1,078
Less accumulated amortization	(195)	(117)

	1,319	961

Product software	2,852	601
Less accumulated amortization	(101)	—

	2,751	601

Total	$4,846	$2,461

Internal use software is generally amortized over its estimated life, which is 3 years. Trademarks are generally amortized over 20 years and patents are amortized over 17 years. The product software and technology license assets are amortized based on the percentage of revenues generated in each reporting period to the total revenues expected over the GPS product life cycle. The software license asset is amortized according to units sold during the contract period based on the contract royalty rate as the software license waives royalties on the initial sale of products using the software, up to the cost of the software license. Total amortization expense was $400,000, $297,000 and $246,000 in 2003, 2002 and 2001, respectively.

(13)  Contingencies

The Company is subject to various unresolved legal actions, which arise in the normal course of its business. None of these matters is expected to have a material adverse effect on the Company’s financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company’s estimate of its liability for these matters.

The Company warrants to the consumer who purchases its products that it will repair or replace, without charge, defective products within a specified time period, generally one year. The Company also has a return policy for its customers that allow them to return, to the Company, products returned to them by their customers for full or partial credit based on when the Company’s customer last purchased these products. Consequently, it maintains a warranty reserve, which reflects historical warranty returns rates by product category multiplied by the most recent six months of unit sales of that model and the unit standard cost of the model. A roll-forward of the warranty reserve is as follows (in thousands):

	2003	2002	2001
Accrued product warranty costs, January 1	$2,137	$2,721	$2,692
Warranty provision	4,446	4,895	3,944
Warranty expenditures	(5,059)	(5,479)	(3,915)

Accrued product warranty costs, December 31	$1,524	$2,137	$2,721

(14)  Government Rulings

On July 19, 2002, the FCC issued new rules limiting the emissions of radar detectors in the frequency band used by VSAT satellite communications providers. The new FCC rules prohibit the manufacture and import of non-compliant radar detectors on or after August 28, 2002 and the sale of these non-compliant radar detectors in the U.S. on or after October 27, 2002.

All of Cobra’s current lines of radar detectors are compliant with the FCC’s new rules. However, prior year’s models of Cobra’s 6 Band and 9 Band radar detectors that remained in the inventory of Cobra or its customers were no longer permitted to be sold on or after October 27, 2002. Radar detectors currently in use by consumers are not affected by this ruling.

At December 31, 2002, Cobra had approximately $2.0 million of non-compliant radar detectors in inventory, net of reserves. As of December 31, 2003, Cobra had approximately $1.0 million of non-compliant radar detectors in inventory (net of reserves). Of this amount, approximately $400,000 had been made compliant in 2003, and the remaining $600,000 will be made compliant in 2004. Management believes that there are opportunities to sell the remaining products at or above the cost.

(15)  Stockholder Rights Plan

The Company maintains a Stockholder Rights Plan (the “Plan”) designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the Company without fair value to all shareholders and to deter other abusive takeover tactics that are not in the best interest of shareholders. The Company has designated 120,000 of the 1 million authorized shares of the preferred stock as Series A Junior Participating preferred stock.

Under the terms of the Plan, each share of common stock is accompanied by one right; each right entitles the shareholder to purchase from the Company one one-hundredth of a newly issued share of Series A Junior Preferred Stock, par value $1 per share, of the Company at an exercise price of $35.

The rights become exercisable 10 days after a public announcement that an Acquiring Person (as defined in the Plan) has become the beneficial owner of 15% or more of the outstanding shares of the Company (the “Stock Acquisition Date”) or 10 business days after the commencement of a tender or exchange offer that would result in a person beneficially owning 15% or more of such shares. The Company can redeem the rights for $0.01 per right at any time until the earlier of 10 days following the Stock Acquisition Date or the final expiration of the rights. The rights will expire on November 5, 2011, unless redeemed earlier by the Company.

In the event that any person becomes an Acquiring Person, each right will entitle the holder thereof, upon payment of the current exercise price, to receive shares of common stock of the Company, which at the time of such person becoming an Acquiring Person, have a market value equal to two times the then current exercise price. If, after the public announcement has been made that any person has become an Acquiring Person, (i) the Company merges into or consolidates with another person (with limited exceptions), (ii) another person (with limited exceptions) merges into or consolidates with the Company and shares of common stock of the Company are converted into securities of another person, cash or property or (iii) the Company transfers 50% or more of its consolidated assets, cash flow or earning power to another person (with limited exceptions), each right will entitle the holder thereof to receive, upon payment of the current exercise price, the number of shares of common stock of the Acquiring Person (or of another person affiliated therewith) which, at the time of consummation of the transaction, have a market value equal to two times the then current exercise price.

(16)  Related Party Transactions

On July 17, 2002, the President and Chief Executive Officer of the Company, James R. Bazet, borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrues interest at the prime rate. The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest will be payable on July 18 in each year, commencing on July 18, 2003. The December 31, 2002 balance sheet reflects the reclassification of the principal amount of the loan from “Other current assets” to a deduction from shareholders’ equity to conform with the 2003 presentation.

On October 6, 1999, the Company made a bridge loan to Mr. Bazet in the aggregate principal amount of $80,000 for the purpose of purchasing a residence. The loan accrues interest at the greater of the prime rate or the Company’s average weighted interest rate on its indebtedness for borrowed money. Accrued interest is added to the principal amount of the loan. The note evidencing the loan was amended in March 2002, to extend the due date to March 31, 2004, and to provide for repayment of $30,000 of the principal amount of the note by March 31, 2002, $30,000 of the principal amount of the note by March 31, 2003, and the balance of the outstanding principal and accrued interest under the note by March 31, 2004. On March 31, 2002, Mr. Bazet made a payment of $30,000 on the note. As a result of this payment, the aggregate amount of principal and accrued interest outstanding under the note decreased to $63,668. On February 24, 2003, Mr. Bazet made a payment of $30,000 on the note. As a result of this payment, the aggregate amount of principal and accrued interest outstanding under the note decreased to $36,143. On February 20, 2004, Mr. Bazet paid the remaining balance on the note, including the accrued interest.

(17)  Allowance for Claims and Doubtful Accounts

The following table shows the activity in the allowance for claims and doubtful accounts:

	For the Years Ended December 31
	2003	2002	2001
	(in thousands)
Balance at beginning of period	$1,179	$2,518	$1,869
Provision for claims and doubtful accounts	118	—	1,124
Reserve reduction	—	(772)	—
Account write-offs, less recoveries	(720)	(567)	(475)

Balance at end of period	$577	$1,179	$2,518

INDEP ENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Cobra Electronics Corporation

Chicago, Illinois

We have audited the accompanying consolidated balance sheet of Cobra Electronics Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cobra Electronics Corporation and subsidiaries at December 31, 2003, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/S/    GRANT THORNTON LLP

Chicago, Illinois

February 18, 2004

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Cobra Electronics Corporation

Chicago, Illinois

We have audited the accompanying consolidated balance sheet of Cobra Electronics Corporation and subsidiaries as of December 31, 2002 and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cobra Electronics Corporation and subsidiaries at December 31, 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/S/    DELOITTE & TOUCHE LLP

Chicago, Illinois

February 18, 2003

EXHIBIT A

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

OF

COBRA ELECTRONICS CORPORATION

This charter shall be reviewed, updated and approved annually by the Board of Directors.

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Cobra Electronics Corporation (the “Company”) is to assist the Board in its oversight of the Company’s financial reporting process, system of internal controls, accounting practices and audit process.

The Board recognizes that while the Committee has been given certain duties and responsibilities pursuant to this Charter, the Committee is not responsible for guaranteeing the accuracy of the Company’s financial statements or the quality of the Company’s accounting practices. The fundamental responsibility for the Company’s financial statements and disclosures rests with management and the Company’s external auditor (the “Independent Auditor”). To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules and the Audit Committee is encouraged to adopt such different or additional procedures as it deems necessary from time to time.

Composition of the Committee

The Committee shall be comprised of three or more directors, each of whom (i) meets the independence requirements of the NASDAQ Stock Market (the “NASDAQ”), and (ii) otherwise satisfies the applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended (the “Act”) or the NASDAQ, provided that the Board may elect to take advantage of any exception from such requirements provided in the NASDAQ rules. One member of the Committee shall be an “audit committee financial expert,” as such term is defined by the Securities and Exchange Commission. Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the Board.

The members of the Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee and shall serve for such terms as the Board may determine, or until their earlier resignation, death or removal by the Board.

Meetings

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, not less than four times a year. The Board shall designate one member of the Committee to serve as its chairperson. The Committee will meet at such times as determined by its chairperson or as requested by any two of its members. Notice of all meetings shall be given, and waiver thereof determined, pursuant to the provisions contained in the Company’s bylaws. The chairperson will preside, when present, at all meetings of the Committee. The Committee may meet by telephone or video conference and may take action by written consent.

Each member of the Committee shall have one vote. One-third of the members, but not less than two, shall constitute a quorum. The Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members present at any meeting at which a quorum is present, or by the unanimous written consent of all of the Committee members.

The Committee shall maintain copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee. A copy of the minutes of each meeting and all consents shall be placed in the Company’s minute book.

External Advisors

The Committee shall have sole authority to obtain, at the Company’s expense, but at funding levels determined by the Committee, advice and assistance from independent counsel and other advisors, as it deems necessary to carry out its duties. The Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company.

Duties and Responsibilities

The Committee shall:

1.	Review the adequacy of this Charter at least annually.

2.	Review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor. The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

3.	Review reports to management prepared by the Independent Auditor and any responses to the same by management.

4.	Have the sole authority to appoint, determine funding for, and oversee the Independent Auditor. The Committee shall also be responsible for the resolution of disagreements between management and the Independent Auditor regarding financial reporting. The Independent Auditor shall report directly to the Committee. The Committee shall be responsible for monitoring the independence of the Independent Auditor.

5.	Be responsible for the preapproval of all audit services and permissible non-audit services to be provided to the Company by the Independent Auditor, subject to any exceptions provided in the Act. The Committee may delegate to one or more of its members the authority to grant such preapprovals, provided that any such decision of such member or members must be presented to the full Committee at its next scheduled meeting.

6.	Obtain and review annually, prior to the completion of the Independent Auditor’s annual audit of the Company’s year-end financial statements (the “Annual Audit”), a report from the Independent Auditor, describing (a) all critical accounting policies and practices to be used in the Annual Audit, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditor, and (c) other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences. Discuss with the Independent Auditor any material issues raised in such report.

7.

Review and discuss with the Independent Auditor all significant relationships that the auditor and its affiliates have with the Company and its affiliates in order to determine the Independent Auditor’s independence. The Committee shall: (a) request, receive and review, on a periodic basis, a formal written statement from the Independent Auditor delineating all relationships between the Company and the Independent Auditor that may reasonably be thought to bear on the independence of the Independent Auditor with respect to the Company, including the matters set forth in Independence Standards Board Standard No. 1 and other applicable standard setting organizations or committees;| (b) discuss with the Independent Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor; and (c) take appropriate action to oversee the independence of the Independent Auditor.

8.	Review and evaluate the lead audit partner of the Independent Auditor and assure the regular rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law.

9.	Set clear hiring policies for employees or former employees of the Independent Auditor.

10.	Obtain assurance from the Independent Auditor that the audit was conducted in a manner consistent with Section 10A of the Act.

11.	Review the Company’s financial reporting processes and internal controls, based on consultation with the Independent Auditor.

12.	Discuss with the Independent Auditor the Independent Auditor’s judgment about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.

13.	Discuss with the Independent Auditor the Independent Auditor’s judgment about the competence, performance and cooperation of the Company’s management.

14.	Discuss with the Senior Vice President and Chief Financial Officer and management their views as to the competence, performance and independence of the Independent Auditor.

15.	Review with the Independent Auditor any audit problems or difficulties and management’s response.

16.	Review with the Independent Auditor and management the extent to which any previously-approved changes or improvements in financial or accounting practices and internal controls have been implemented.

17.	Be responsible for the review of all related-party transactions. No related-party transaction may be entered into unless and until it has been approved by the Committee.

18.	Prepare the report of the Committee required to be included in the Company’s annual proxy statement.

19.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Review periodically with management these procedures and any significant complaints received.

20.	Report regularly to the Board, both with respect to the activities of the Committee generally and with respect to any issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor.

21.	Obtain reports from management and review with management the Company’s compliance with legal and regulatory requirements.

22.	Conduct an annual performance evaluation of the Audit Committee.

23.	Perform such other duties and responsibilities, consistent with this Charter and governing law, delegated to the Committee by the Board.

EXHIBIT B

COBRA ELECTRONICS CORPORATION

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Composition of Committee

The Governance and Nominating Committee (the “Committee”) shall be comprised of three or more directors, each of whom (i) meets the independence requirements of the NASDAQ Stock Market, Inc. (“NASDAQ”) and (ii) qualifies as “independent” under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Determinations as to whether a particular director satisfies the requirements for membership of the Committee shall be made by the Board. Notwithstanding the foregoing, one non-independent director may be permitted to serve on the Committee in accordance with the applicable rules and standards of NASDAQ.

The members of the Committee shall be appointed by the Board on the recommendation of the Committee and shall serve for such terms as the Board may determine, or until their earlier resignation, death, or removal by the Board.

The function of the Committee is primarily to make recommendations on issues related to compensation and operations of the Board, to evaluate and nominate candidates for the Board and its committees, and to evaluate the effectiveness of the Board and committees of the Board.

To carry out its responsibilities, the Committee shall have the following duties and powers:

1. to identify and recommend to the Board persons to fill existing vacancies on, or to serve as additional members of, the Board or any committee thereof in accordance with the Nominating Criteria set forth below;

2. to periodically review and make recommendations to the full Board regarding Board compensation;

3. to consider, oversee, and implement a process to evaluate the effectiveness of the Board, which may include an evaluation of the structure and composition of the Board and its committees, the frequency and length of meetings, the adequacy of information supplied to the Board, and the general deliberative process of the Board;

4. to evaluate Board practices with regard to governance and best practices and to develop and recommend to the Board a set of corporate governance guidelines applicable to the Corporation, taking into account the provisions of the Exchange Act, the rules and standards of NASDAQ, and any other sources that the Committee deems appropriate, which guidelines shall be reviewed by the Committee on an annual basis;

5. to report the Committee’s activities to the full Board on a regular basis and to make such recommendations with respect to the matters described herein as the Committee may deem necessary and appropriate;

6. to conduct an annual performance evaluation to, at a minimum, (i) compare the performance of the Committee to the requirements of this Charter and any other duties or responsibilities delegated to the Committee by the Board and (ii) recommend to the Board any improvements to this Charter that the Committee deems to be necessary or appropriate, and report to the Board the results of the evaluation, which may take the form of an oral presentation by a member of the Committee to the Board;

7. to review and evaluate all stockholder nominees for director in accordance with the Nominating Criteria set forth below;

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8. to develop and recommend to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Corporation and a director for purposes of determining director independence; and

9. to perform such other duties and responsibilities, consistent with this Charter, delegated to the Committee by the Board.

Meetings

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, not less than twice a year. The Board shall designate one member of the Committee to serve as its chairperson. The Committee will meet at such times as determined by its chairperson or as requested by any two of its members. Notice of all meetings shall be given, and waiver thereof determined, pursuant to the provisions contained in the Company’s bylaws. The chairperson will preside, when present, at all meetings of the Committee. The Committee may meet by telephone or video conference and may take action by written consent.

Each member of the Committee shall have one vote. One-third of the members, but not less than two, shall constitute a quorum. The Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members present at any meeting at which a quorum is present, or by the unanimous written consent of all of the Committee members.

The Committee shall maintain copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee. A copy of the minutes of each meeting and all consents shall be placed in the Company’s minute book.

External Advisors

The Committee shall have the sole authority to retain and terminate consultants to assist in the identification and evaluation of director candidates, including the sole authority to approve the consultants’ fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company or any outside legal, expert or other advisor.

Nominating Criteria

In evaluating candidates for nomination to the Board, the Committee shall take into account the applicable requirements for directors under the Exchange Act and the rules and standards of NASDAQ. The Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity, and business or other experience. The Committee may (but is not required to) consider candidates suggested by management or other members of the Board.

In evaluating candidates for nomination to committees of the Board, the Committee shall take into account the applicable requirements for members of committees of boards of directors under the Exchange Act and the rules and standards of NASDAQ. The Committee also shall take into consideration the factors and requirements set forth in the charter of such committee, if any. The Committee may take into consideration such other factors or criteria that the Committee deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity, and business or other experience.

Adopted:  January 20, 2003

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ANNUAL MEETING OF SHAREHOLDERS OF

COBRA ELECTRONICS CORPORATION

May 11, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O William P. Carmichael

O Carl Korn

O Ian R. Miller

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).

The Directors recommend a vote FOR the election of the Board’s nominees to the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

COBRA ELECTRONICS CORPORATION

6500 West Cortland, Chicago, IL 60707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Chamberlain and Henry G. Chiarelli as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 2, 2004 at the Annual Meeting of Shareholders to be held on May 11, 2004, or any adjournments thereof.

(Continued and to be signed on the reverse side)